EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For additional information, contact:

Thomas R. Hislop	Jay H. Shidler
Chairman and Chief Executive Officer	Managing Partner
Arizona Land Income Corporation	The Shidler Group
602-952-6824	808-531-3000
ARIZONA LAND ANNOUNCES FILING OF DEFINITIVE PROXY STATEMENT
AND JANUARY 14, 2008 SHAREHOLDERS MEETING
PHOENIX, December 13, 2007 — Arizona Land Income Corporation (AMEX: AZL), a real estate investment trust, today announced that it has filed a definitive proxy statement for its shareholders’ meeting scheduled for January 14, 2008. In addition to routine matters normally presented for consideration by shareholders at an annual meeting, shareholders will be asked to approve transactions whereby AZL will acquire the West Coast office portfolio of The Shidler Group, and reincorporate in Maryland under the name Pacific Office Properties Trust, Inc. (“Pacific Office Properties”).
Under the agreement governing the transactions forming Pacific Office Properties, ownership interests in nine office properties located in Honolulu, San Diego and Phoenix with a gross asset value of approximately $563 million will be contributed to an umbrella partnership (“UPREIT”) to be formed by AZL, in exchange for limited partnership interests in the UPREIT and an unsecured promissory note in the principal amount of $12 million. As part of the formation of the company, and in addition to the previously announced subscription, Pacific Office Properties will issue 180,000 shares of common stock at a negotiated price of $7.50 per share and grant options to purchase up to 500,000 shares of common stock at a price of $7.50 per share.
Pacific Office Properties will be externally managed by Pacific Office Management, Inc., an affiliate of The Shidler Group (“Pacific Office Management”) and will own interests in properties comprising 2.4 million square feet of office space. In addition, Dallas E. Lucas, formerly Chief Financial Officer of Maguire Properties, has been named Chief Executive Officer of both Pacific Office Properties and Pacific Office Management.
Thomas Hislop, CEO and Chairman of AZL, stated, “We are very happy to present our shareholders with the opportunity to approve the transaction we have structured with The Shidler Group. Having worked with The Shidler Group’s management team during this process, we are even more confident that this transaction is in the very best interests of our shareholders.”
Jay Shidler, founder of The Shidler Group and slated Chairman of the Board of Pacific Office Properties Trust stated, “We are pleased to be approaching this important step in the transaction process, the request for approval by the shareholders. We enthusiastically look forward to implementing our business plan which we believe will maximize shareholder value for all of the existing and future shareholders in AZL and Pacific Office Properties Trust.”
About Pacific Office Properties Trust
Pacific Office Properties Trust will be a real estate investment trust which will acquire, own, and operate office properties in the western U.S., focusing initially on the four high-growth markets of Honolulu, San Diego, Los Angeles, and Phoenix.
The Company will focus on acquiring, with institutional co-investors, “value-added” office buildings whose potential can be maximized through improvements, repositioning, and superior leasing and management. The Company will continue The Shidler Group’s highly successful institutional joint-venture operations, which focus on acquiring opportunistic and value-added commercial real estate in partnership with institutional co-investors.
About Arizona Land Income Corporation
Arizona Land Income Corporation is a real estate investment trust headquartered in Phoenix, Arizona. It is externally advised by ALI Advisors, Inc. and currently has a portfolio of real estate and other assets aggregating approximately $4.2 million.

About The Shidler Group
The Shidler Group is a private long-term investor in commercial real estate. Over the past 30 years, through its private and public affiliates, it has acquired, owned and managed more than 2,000 properties containing over 150 million square feet of leaseable area. Currently, The Shidler Group, through its affiliates, owns and manages commercial properties in Honolulu, Los Angeles, San Diego and Phoenix, and maintains offices in Honolulu, San Diego, Phoenix and New York. The Shidler Group has founded three publicly traded real estate investment trusts — Corporate Office Properties Trust (NYSE: OFC), First Industrial Realty Trust (NYSE: FR), and Tri Net Corporate Realty Trust (formerly, NYSE: TRI, now part of iStar Financial (NYSE: SFI)). The Shidler Group also founded Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda-based holding company whose primary subsidiary, Primus Financial Products, is a AAA/Aaa rated provider of credit default protection.
Credit Suisse Securities (USA) LLC is acting as financial advisor to The Shidler Group, and Peacock, Hislop, Staley, & Given, Inc. is acting as financial advisor to AZL. Barack Ferrazzano Kirschbaum & Nagelberg LLP is serving as legal advisor to The Shidler Group, and Squire, Sanders & Dempsey L.L.P. is serving as legal advisor to AZL.
Additional Information and Where to Find It
This press release does not constitute a solicitation for votes for the transaction. In connection with the proposed transaction, AZL has filed a proxy statement regarding the proposed transaction with the Securities and Exchange Commission. Shareholders are able to obtain a free copy of the definitive proxy statement and other documents filed by AZL with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents are also be available, free of charge, from AZL by directing such request to Ms. Deanna Barela at (602) 952-6821 or dbarela@phsg.com. Shareholders are urged to read the proxy statement and other relevant material before making any voting decisions with respect to the transaction.

AZL and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of AZL in connection with the transaction. Information about AZL and its directors and executive officers, and their ownership of AZL common stock, is set forth in the proxy statement which was filed with the SEC on December 13, 2007.
Certain Information About Forward Looking Statements
Statements contained in this release except for historical information are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” or the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Specifically, there can be no assurance that the parties will complete a strategic transaction on favorable terms or at all. Important factors that may cause a difference between projected and actual results for AZL are discussed in AZL’s filings from time to time with the SEC, including but not limited to AZL’s annual reports on Form 10-KSB, subsequent quarterly filings on Form 10-QSB and current reports on Form 8-K. AZL and The Shidler Group disclaim any obligation to revise or update any forward-looking statements that may be made from time to time by any of them or on their behalf.